UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Orion Energy Systems, Inc.

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NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Compensation Committee Report
Summary Compensation Table for Fiscal 2008
Grants of Plan-Based Awards for Fiscal 2008
Outstanding Equity Awards at Fiscal 2008 Year End
Option Exercises and Stock Vested for Fiscal 2008
DIRECTOR COMPENSATION
Director Compensation for Fiscal 2008
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT AND FINANCE COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT ON FORM 10-K
SHAREHOLDER PROPOSALS
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
MAILINGS TO HOUSEHOLDS

This amended proxy statement is being filed only to reflect a change to the time, from 3:30 p.m. to 2:00 p.m., and location, from the Holiday Inn in Manitowoc, Wisconsin to the Manitowoc, Wisconsin facilities of Orion Energy Systems, Inc., of the 2008 Annual Meeting of Shareholders.

Orion Energy Systems, Inc.
1204 Pilgrim Road
Plymouth, Wisconsin 53073
(920) 892-9340

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

We cordially invite you to attend our 2008 Annual Meeting of Shareholders on September 10, 2008, at 2:00 p.m., Central Time, at our Manitowoc facilities located at 2001 Mirro Drive, Manitowoc, Wisconsin 54220. You are welcome and encouraged to arrive at Noon for food, refreshments and tours that will be offered prior to the annual meeting.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1. the election of three directors; and

2. such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on July 25, 2008. A proxy statement and proxy card are enclosed. Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares.

By order of the Board of Directors:

Neal R. Verfuerth
President and Chief Executive Officer

Plymouth, Wisconsin
August 6, 2008

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement.

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
To be Held September 10, 2008

This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about August 6, 2008, in connection with the solicitation of proxies by our board of directors for use at our 2008 Annual Meeting of Shareholders to be held on Wednesday, September 10, 2008, at 2:00 p.m., local time, at our Manitowoc facilities located at 2001 Mirro Drive, Manitowoc, Wisconsin 54220, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2008 Annual Meeting of Shareholders and as described herein.

Execution of a proxy will not affect your right to attend the annual meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the annual meeting in writing or by voting in person at the annual meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s three director nominees set forth below and (2) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. The three nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as our directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

Only holders of record of shares of our Common Stock as of the close of business on July 25, 2008 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 27,538,174 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting.

In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 13,769,088 votes, will represent a quorum for the purposes of electing directors and conducting any other business that may properly come before the annual meeting.

WE INTEND TO BEGIN MAILING THIS PROXY STATEMENT ON OR ABOUT AUGUST 6, 2008.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors divided into three classes. Currently, there are three directors in Class I, one director in Class II and two directors in Class III. Each director serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director was elected and until his or her successor is duly elected and qualified. At the annual meeting, the terms of all three of our current Class I directors will expire. Two of these directors are nominees for re-election at the annual meeting, and one of them will not be standing for re-election. As a result, at the annual meeting, our shareholders will elect two Class I directors to serve until the 2011 annual meeting of shareholders and until their successors are duly elected and qualified.

Typically, we will only elect directors at any given annual meeting in the class of directors whose terms expire at that annual meeting. However, this year, we are also electing a Class II director to fill the Class II vacancy that was created by the May 31, 2008 resignation of Patrick J. Trotter.

Our other two directors will continue to serve on the board as Class III directors until their terms expire as indicated below. Accordingly, following the annual meeting, there will be two directors in Class I, two directors in Class II and two directors in Class III.

The board’s nominees for election as Class I directors for terms expiring at the 2011 annual meeting are Thomas A. Quadracci and Michael J. Potts. The board’s nominee for election as a Class II director for a term expiring at the 2009 annual meeting is Russell M. Flaum. Of our nominees, only Messrs. Quadracci and Potts are currently serving as directors of our company. The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of July 25, 2008, about each of the board’s nominees for election at the annual meeting, each director of our company whose term will continue after our annual meeting, and each current director not standing for re-election at the annual meeting.

Nominees For Election at the Annual Meeting

Class I Directors — Terms Expiring 2011

Thomas A. Quadracci, 60, has served as chairman of our board since 2006. Mr. Quadracci was executive chairman of Quad/Graphics, Inc., one of the United States’ largest commercial printing companies that he co-founded in 1971, until January 1, 2007, where he also served at various times as executive vice president, president and chief executive officer, and chairman and chief executive officer. Mr. Quadracci also founded and served as President of Quad/Tech, Inc., a manufacturer and marketer of industrial controls, until 2002.

Michael J. Potts, 44, has been our executive vice president since 2003 and has served as a director since 2001. Mr. Potts joined our company as our vice president — technical services in 2001. From 1988 through 2001, Mr. Potts was employed by Kohler Co., one of the world’s largest manufacturers of plumbing products. From 1990 through 1999 he held the position of supervising engineer — energy in Kohler’s energy and utilities department. In 2000, Mr. Potts assumed the position of supervisor — energy management group of Kohler’s entire corporate energy portfolio, as well as the position of general manager of its natural gas subsidiary. Mr. Potts is licensed as a professional engineer in Wisconsin.

Class II Director — Term Expiring 2009

Russell M. Flaum, 58, has been executive vice president of Illinois Tool Works Inc., a manufacturer of engineered components and industrial systems, since 1992. Between 1986 and 1992, Mr. Flaum held various sales, marketing and executive positions with Illinois Tool Works Inc. following its acquisition of Signode Corporation, where Mr. Flaum had worked since 1975. Mr. Flaum also currently serves as a director and member of the executive committee of the National

Association of Manufacturers, and as a member of the advisory board of Z Capital Partners, L.L.C. Mr. Flaum was a director of Ryerson Tull Inc. from 2004 to 2007, and a director of Quanex Corporation from 1997 to 2007. Mr. Flaum was initially recommended for nomination as a director by one of our non-employee directors.

Director Continuing in Office — Term Expiring 2009

Eckhart G. Grohmann, 72, has served as a director since 2004. Through December 2007, Mr. Grohmann was president and chairman of Aluminum Casting & Engineering Co., Inc., an aluminum foundry company with over 300 employees. Mr. Grohmann is currently serving as a director of the Wisconsin Cast Metals Association and previously served as the Wisconsin president and national director of the American Foundrymen’s Society. Mr. Grohmann has also served as a regent of the Milwaukee School of Engineering since 1990.

Directors Continuing in Office — Terms Expiring 2010

Neal R. Verfuerth, 49, has been our president and a director since 1998, and our chief executive officer since 2005. He co-founded our company in 1996 and served until 1998 as our vice president. From 1993 to 1996, he was employed as director of sales/marketing and product development of Lights of America, Inc., a manufacturer and distributor of compact fluorescent lighting technology. Prior to that time, Mr. Verfuerth served as president of Energy 2000/Virtus Corp., a solar heating and energy efficient lighting business. Mr. Verfuerth has invented many of our products, principally our Compact Modular energy efficient lighting system, and other related energy control technologies used by our company. He is married to our vice president of operations, Patricia A. Verfuerth.

James R. Kackley, 66, has served as a director since 2005. Mr. Kackley practiced as a public accountant for Arthur Andersen, LLP from 1963 to 1999. From 1974 to 1999, he was an audit partner for the firm. In addition, in 1998 and 1999, he served as chief financial officer for Andersen Worldwide. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley serves as a director, a member of the executive committee and the audit committee chairman of Herman Miller, Inc., as a recent director and a member of the nominating and governance committee and the audit committee of Ryerson, Inc. prior to its sale, and as a director and member of the management resources and compensation committee and audit committee of PepsiAmericas, Inc.

Director Not Standing for Re-Election

Diana Propper de Callejon, 45, has served as a director since January 2007. Since 2003, Ms. Propper de Callejon has been a general partner of Expansion Capital Partners, LLC, a venture capital firm focused on investing in clean technologies. Prior to joining Expansion Capital Partners, LLC, Ms. Propper de Callejon co-founded and was managing director of EA Capital, a financial services firm focused on clean technologies. Ms. Propper de Callejon is currently the managing member of Expansion Capital Partners II — General Partner, LLC, the general partner of Expansion Capital Partners II, LP, the general partner of Clean Technology Fund II, LP, which is one of our principal shareholders. She is also a director and member of the compensation committee of Tiger Optics, LLC, an optical sensors company that is a portfolio company of Clean Technology Fund II, LP., and ConsumerPowerline, a provider of demand response and energy management solutions.

We strongly encourage our directors to attend the annual meeting of shareholders. At the 2007 annual meeting of shareholders, all of the directors then serving attended.

RECOMMENDATION OF THE BOARD: The board recommends and nominates Messrs. Quadracci and Potts for election as Class I directors at the annual meeting to serve until the 2011 annual meeting of shareholders and until their successors are duly elected and qualified. The board recommends and nominates Mr. Flaum for election as a Class II director at the annual meeting to serve until the 2009 annual meeting of shareholders and until his successor is duly elected and qualified.

CORPORATE GOVERNANCE

Board of Directors — General

Our board is required to meet at least four times annually, once in executive session without management present. Our board met 14 times during fiscal 2008. All of the directors attended at least seventy-five percent of the aggregate of (a) the total number of meetings of the board and (b) the total number of meetings held by all committees of the board on which such director served during the fiscal year.

Our board has determined that each of Messrs. Quadracci, Kackley and Grohmann and Ms. Propper de Callejon are independent under listing standards of the Nasdaq Global Market (which we refer to as “Nasdaq”), and that Mr. Flaum (our nominee who is not currently serving as a director) is also independent under the Nasdaq listing standards. Our board also has determined that Patrick J. Trotter, one of our former directors who resigned effective May 31, 2008, was independent under such listing standards during the time of his service as a director. Our board generally uses the director independence standards set forth by Nasdaq as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Board Committees

Our board of directors has established an audit and finance committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate our corporate governance.

Our board of directors adopted a charter for our audit and finance committee on June 27, 2007, and the charter is available on our web site at www.oriones.com. Our audit and finance committee reviews its charter at least annually, and did so at its May 7, 2008 meeting. Our audit and finance committee is currently comprised of Messrs. Kackley, Grohmann and Quadracci. Mr. Kackley chairs the audit and finance committee and is an audit committee financial expert, as defined under rules of the Securities and Exchange Commission (which we refer to as the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met 12 times in fiscal 2008. Our audit and finance committee meets the requirements for independence under the current Nasdaq rules and the rules of the SEC, as Messrs. Kackley, Grohmann and Quadracci are independent directors for such purposes.

Our board of directors adopted a charter for our compensation committee on June 27, 2007, and the charter is available on our web site at www.oriones.com. Our compensation committee is currently comprised of Ms. Propper de Callejon and Messrs. Quadracci and Grohmann, with Mr. Quadracci acting as the chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting salary and other compensation for our executive officers; and (iv) annually reviewing the compensation paid to our non-employee directors. Our compensation committee met 11 times in fiscal 2008. Our compensation committee meets the requirements for independence under the current Nasdaq and SEC rules, as Ms. Propper de Callejon and Messrs. Quadracci and Grohmann are independent directors for such purposes. Following the annual meeting, assuming he is elected to our board, Mr. Flaum will become a member of the compensation committee, replacing Ms. Propper de Callejon. Mr. Flaum will also be considered an independent director for purposes of the current Nasdaq and SEC rules. In determining fiscal 2008 compensation, our compensation committee engaged Towers Perrin, a nationally-recognized compensation consulting firm, to provide recommendations and advice on our executive and director compensation programs. Our compensation committee instructed Towers Perrin, pursuant to its engagement, to provide benchmarking data on our NEOs’ and directors’ compensation and advice on our executive and director compensation programs, change-of-control severance provisions and initial public offering bonuses.

Our board of directors adopted a charter for our nominating and corporate governance committee on June 29, 2007, and the charter is available on our web site at www.oriones.com. Our nominating and corporate governance committee is comprised of Messrs. Grohmann, Kackley and Quadracci, with Mr. Grohmann acting as the chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee did not meet in fiscal 2008. Our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq and SEC rules, as Messrs. Grohmann, Kackley and Quadracci are independent directors for such purposes.

Compensation Committee Interlocks and Insider Participation

Two of the members of our compensation committee, Mr. Quadracci and Ms. Propper de Callejon, had relationships requiring disclosure as transactions with related persons, promoters and certain control persons for fiscal 2008. Descriptions of these relationships follow under the heading “— Related Person Transactions.”

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Orion Energy Systems, Inc., 1204 Pilgrim Road, Plymouth, Wisconsin 53073. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our nominating committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoints and industry knowledge and experience. We believe that directors should display the highest personal and professional ethics, integrity and values and sound business judgment.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, employees and officers, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.oriones.com. Future material amendments or waivers relating to the Code of Conduct will be disclosed on our web site referenced in this paragraph within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS

The following table sets forth information as of July 25, 2008 regarding our current executive officers:

Name	Age	Position

Neal R. Verfuerth	49	President, Chief Executive Officer and Director
Erik G. Birkerts	41	Chief Operating Officer
Scott Jensen	41	Chief Financial Officer and Treasurer
Daniel J. Waibel	48	President, Orion Asset Management Division
Michael J. Potts	44	Executive Vice President and Director
Eric von Estorff	43	Vice President, General Counsel and Secretary
Patricia A. Verfuerth	49	Vice President of Operations
John H. Scribante	43	Senior Vice President of Business Development

The following biographies describe the business experience of our executive officers. (For biographies of Messrs. Verfuerth and Potts, see “Proposal One: Election of Directors” above.)

Erik G. Birkerts has been our chief operating officer since July 15, 2008. Prior to that time, he served as our vice president of strategic initiatives since March 2007. Mr. Birkerts founded and served as president of The Prairie Partners Group LLC, a business strategy consulting firm that worked with Fortune 500 and middle-market companies to create sales strategies, from 2000 through February 2007. Mr. Birkerts was the general manager of strategic development for Network Commerce, a technology company, from 1999 to 2000. From 1997 to 1999, he was a management consultant with Frank Lynn & Associates, a marketing consulting firm. Mr. Birkerts also worked as a bank examiner with the Federal Reserve Bank of New York from 1989 to 1994.

Scott Jensen has been our chief financial officer and treasurer since July 15, 2008. Prior to being appointed our chief financial officer and treasurer, Mr. Jensen served as our controller and vice president of corporate finance since 2007, and as our director of finance from 2004 to 2007. From 2002 to 2004, Mr. Jensen was the manager of financial planning and analysis at the Mirro Co. (a division of Newell Rubbermaid). Mr. Jensen is a certified public accountant.

Daniel J. Waibel has been president of the Orion Asset Management Division since July 15, 2008. Prior to being appointed president of the Orion Asset Management Division, Mr. Waibel served as our chief financial officer and treasurer since 2001. Mr. Waibel has over 19 years of financial management experience, and is a certified public accountant and a certified management accountant. From 1998 to 2001, he was employed by Radius Capital Partners, LLC, a venture capital and business formation firm, as a principal and chief financial officer. From 1994 through 1998, Mr. Waibel was chief financial officer of Ryko Corporation, an independent recording music label. From 1992 to 1994, Mr. Waibel was controller and general manager of Chippewa Springs, Ltd., a premium beverage company. From 1990 to 1992, Mr. Waibel was director of internal audit for Musicland Stores Corporation, a music retailer. Mr. Waibel was employed by Arthur Andersen, LLP from 1982 to 1990 as an audit manager.

Eric von Estorff has been our vice president, general counsel and secretary since 2003. From 1997 to 2003, Mr. von Estorff was employed as corporate counsel and corporate secretary of Quad/Graphics, Inc. one of the United States’ largest commercial printing companies, where he concentrated in the areas of acquisitions and strategic combinations, complex contracts and business transactions, finance and lending agreements, real estate and litigation management. Prior to his employment at Quad/Graphics, Inc., Mr. von Estorff was associated with a Milwaukee, Wisconsin-based law firm from 1994 to 1997.

Patricia A. Verfuerth has been our vice president of operations since 1997 and served as corporate secretary of our company from 1998 through mid-2003. Ms. Verfuerth was employed by Lights of America, Inc., a manufacturer and distributor of compact fluorescent lighting technology, from 1991 to 1997. At Lights of America, Inc., Ms. Verfuerth was responsible for recruiting and training of staff and as liaison to investor-owned utilities for their residential demand side management initiatives. From 1989 to 1992, she was operations manager for Energy 2000/Virtus Corp, a solar heating and energy efficient lighting business. She is married to our president and chief executive officer, Neal R. Verfuerth.

John H. Scribante has been our senior vice president of business development since 2007. Mr. Scribante served as our vice president of sales from 2004 until 2007. Prior to joining our company, Mr. Scribante co-founded and served as chief executive officer of Xe Energy, LLC, a distribution company that specialized in marketing energy reduction technologies, from 2003 to 2004. From 1996 to 2003, he co-founded and served as president of Innovize, LLC, a company that provided outsourcing services to mid-market manufacturing companies.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during fiscal 2008 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for fiscal 2008. We also describe actions regarding compensation taken before or after fiscal 2008 when we believe it enhances the understanding of our executive compensation program.

Overview of Our Executive Compensation Philosophy and Design

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly sales, profitability growth and increased shareholder value;

•	to provide stability during our development stage; and

•	to align the interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving performance goals, creating value for our shareholders, and for loyalty to our company. We also seek to reward initiative, innovation and creation of new products, technologies, business methods and applications since we believe our continued success depends in part on our ability to continue to create new competitive products and services.

Our compensation committee generally seeks to establish overall total direct compensation (consisting of base salary, annual cash bonus and long-term equity incentive compensation) for our executives at levels that equal or exceed the median level for similarly situated executives at comparable public companies in order to attract, retain and motivate highly-qualified, entrepreneurial and growth-oriented executives who will drive the creation of shareholder value. Our compensation committee believes that we should target the total direct compensation (and/or individual components thereof) of individual executives whom we deem to be key contributors to our current and future performance at relative levels that equal or exceed the 75th percentile level for similarly situated executives at comparable public companies.

We may make exceptions to the foregoing general philosophy, including as it may apply to the determination of any and/or all of the relative base salaries, annual cash bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives whom our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases other than our chief executive officer’s own compensation).

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Our compensation committee currently is comprised of Ms. Propper de Callejon and Messrs. Quadracci and Grohmann, each of whom is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Following our annual meeting, Ms. Propper de Callejon will no longer be a director, and we expect that Mr. Flaum will become a member of our compensation committee.

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, and administering our incentive compensation plans. Our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers, including his wife, and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations, but finally determines the compensation of all of our executive officers in its discretion.

In determining fiscal 2008 and fiscal 2009 compensation, our compensation committee engaged Towers Perrin, a nationally-recognized compensation consulting firm, to provide recommendations and advice on our executive and director compensation programs, to benchmark our NEOs’ and directors’ compensation, to provide advice on change-of-control severance provisions, and to provide advice regarding initial public offering bonuses for our NEOs. Pursuant to its engagement, Towers Perrin provided our compensation committee with certain benchmarking data for salaries, annual bonuses, long-term incentive compensation, total direct compensation, IPO bonuses, and non-employee director and independent chairman of the board compensation. In compiling the benchmarking data, Towers Perrin relied on the Towers Perrin 2007 Long-Term Incentive Survey, the Towers Perrin 2007 Executive Compensation Survey, the Watson Wyatt 2006/2007 Top Management Compensation Survey and the Watson Wyatt 2007/2008 Middle Management Compensation Survey. To approximate our labor market, Towers Perrin used market results corresponding to the participating companies in the surveys who are in the electrical equipment and supplies industry or, to the extent such results were not available for a position, results corresponding to participating companies in the durable goods manufacturing industry. Towers Perrin used regression analysis to adjust the survey data to compensate for differences among the revenue sizes of the companies in the survey and our revenue size. In making compensation decisions, however, our compensation committee did not receive or review, and was not aware of, the identities of the individual participating companies in the surveys on which Towers Perrin relied.

Our compensation committee also specifically benchmarked the salaries, annual bonuses, long-term incentive compensation, total direct compensation, perquisites and IPO bonuses paid to named executive officers at the following industry peer group companies deemed potentially comparable to our company: Color Kinetics, Inc., Comverge, Inc., Echelon Corp., EnerNOC, Inc. and First Solar, Inc. Our compensation committee considered this industry peer group benchmarking data, along with the Towers Perrin benchmarking data, in connection with the changes to our executive compensation programs described below that became effective upon the closing of our initial public offering in December 2007 (which was during our fiscal 2008). The benchmarking data for these specifically identified peer group companies was substantially identical to the Towers Perrin benchmarking data.

Changes to Executive Compensation in Connection with Our Initial Public Offering

In fiscal 2008, in connection with our initial public offering, we implemented several changes to our executive compensation programs and policies, with the goal of establishing executive compensation programs and policies appropriate for a public company. The changes included the following:

•	We entered into standardized employment agreements with our NEOs (other than Ms. Verfuerth) at various times subsequent to the closing of our initial public offering. Among other things, the new employment agreements do the following:

•	Specify the NEO’s position, base salary for fiscal 2008 and fiscal 2009 and incentive and benefit plan participation during the specified term;

•	Provide that our board of directors or our compensation committee may increase the NEO’s base salary from time to time in its discretion;

•	Specify the term of employment under the agreement and that the term will automatically renew unless either party gives written notice in advance of the expiration of the term;

•	Provide for employment protections and severance benefits in the event of certain terminations, and for enhanced protections and benefits following a change of control; and

•	Provide for assignment of inventions and technical or business innovations developed by the NEO while employed by us.

Our compensation committee’s goals in implementing the new employment agreements were to secure and retain our executive officers and to ensure stability and structure during our development stage, particularly as a new public company. These employment agreements replaced the existing employment agreements we previously had with certain of our NEOs. We discuss the terms of the new employment agreements further below under “— Payments Upon Termination or Change of Control — Employment Agreements.”

•	We established new base salaries for our NEOs effective for fiscal 2009, as described below under “Base Salary.”

•	We amended and restated our 2004 Equity Incentive Plan, which we renamed the Orion Energy Systems, Inc. 2004 Stock and Incentive Awards Plan. Among other things, the amendment and restatement did the following:

•	Increased the shares available under the plan from 2.0 million to 3.5 million shares;

•	Replaced the authority of our chief executive officer to make grants of awards with the ability of our board of directors to delegate to another committee of the board, including a committee comprised solely of our chief executive officer, the ability to make grants of awards, subject to various restrictions and limitations on such delegated authority;

•	Expanded the list of performance goals that may be used for Code Section 162(m) awards;

•	Permitted the grant of annual and long-term cash bonus awards for Code Section 162(m) purposes;

•	Included a provision requiring that awards be adjusted in certain circumstances, such as in the event of a stock split, to avoid potential adverse accounting consequences;

•	Imposed a 10-year limit on the term of a stock option;

•	Permitted cashless exercises of stock options through a broker-dealer;

•	Added restricted stock units as a form of award available under the plan;

•	Capped the amount of an award that may vest or be paid upon a change of control to the extent needed to preserve our deduction under the Code “excess parachute payment” rules;

•	Permitted awards to be assumed under the plan in the event we acquire another entity;

•	Prohibited the repricing or backdating of stock options and stock appreciation rights; and

•	Expanded the list of plan provisions that may be amended only with shareholder approval.

•	We revised and amended our compensation committee charter to reflect our compliance with current rules and guidelines of the Nasdaq Global Market, the Exchange Act, and Sarbanes Oxley.

•	We implemented a cash bonus program contingent upon the closing of our initial public offering and, in the case of our chief executive officer, also upon the post-offering price performance of our common stock, which is described below under “Short-Term Cash Bonus Incentive Compensation and Other Cash Bonus Compensation.”

•	We adopted stock ownership guidelines for our executive officers and non-employee directors.

•	We adopted a new compensation program for our non-employee directors.

Changes in our Management Subsequent to Fiscal 2008

Effective July 15, 2008, we implemented several organizational changes:

•	Daniel J. Waibel, one of our NEOs, was appointed president of our asset management division and was replaced as chief financial officer, treasurer, principal financial officer and principal accounting officer.

•	Scott Jensen, who previously served as our controller and vice president of corporate finance, became our new chief financial officer, treasurer, principal financial officer and principal accounting officer.

•	Erik G. Birkerts, who previously served as our vice president of strategic initiatives, became our chief operating officer.

We did not enter into or materially amend the terms of any compensation arrangements with Messrs. Waibel, Jensen or Birkerts in connection with these changes.

Elements of Compensation

Our current compensation program for our NEOs consists of the following elements:

•	Base salary;

•	Short-term incentive cash bonus compensation and other cash bonus compensation;

•	Long-term equity incentive compensation; and

•	Retirement and other benefits.

Base Salary

Prior to the Closing of our Initial Public Offering

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. Prior to the closing of our initial public offering, we set the base salaries of our NEOs initially through an arm’s-length negotiation with each individual executive during the hiring process, and based upon the individual’s level of responsibility and our assessment of the individual’s experience, skills and knowledge. Prior to the closing of our initial public offering, as in previous fiscal years, we generally paid lower base salaries than what we believed our competitors may have paid for similar positions, based on our compensation committee’s experience in our industry and general knowledge, and offered what our compensation committee believed to be comparatively higher levels of long-term equity-based incentive compensation in order to link pay with performance and with the creation of shareholder value.

Our chief executive officer and our compensation committee review the base salaries of our NEOs (other than our chief executive officer) for potential increases once per year. Our chief executive officer recommends changes in base salaries, and our compensation committee accepts, modifies or rejects our chief executive officer’s recommendation, based upon various factors, including the individual NEO’s experience, level of responsibility, skills, knowledge, base salary in prior years, contributions to our company in prior years and compensation received through elements other than base salary. Pursuant to the terms of our chief executive officer’s former employment agreement, his base salary was subject to a guaranteed increase of 8% each year, so the compensation committee did not review his base salary for potential increases in fiscal 2008 along with the other NEOs. Under the terms of our new employment agreement with our chief executive officer, the compensation committee may increase our chief executive officer’s base salary from time to time in its discretion, and there is no guaranteed annual increase in his salary.

Effective at the beginning of fiscal 2008, we increased Mr. Verfuerth’s base salary by 8%, from $270,000 to $291,600, pursuant to the terms of his former employment agreement that was in place at the time. In fiscal 2008, we also increased the base salaries of Ms. Verfuerth and Messrs. Waibel and Potts by $15,000 each, to $165,000. We increased Ms. Verfuerth’s base salary in light of the length of time since her base salary had last been adjusted and her increasing responsibilities associated with our growth, including her oversight of increasingly significant transactions with vendors and complex scheduling and production issues. We increased Mr. Waibel’s base salary in light of the length of time since his base salary had last been adjusted and his increasing responsibilities associated with our growth, including his oversight of the growing capital needs of our company. We increased Mr. Potts’s base salary in light of the length of time since his base salary had last been adjusted and his increasing responsibilities associated with our growth, including his oversight of the formalization and systematization of our company’s management procedures and processes.

As a Public Company

Our compensation committee believes that, as a public company, annual base salaries for our executives should generally be established at a relative level that is equal to or exceeds the median level for similarly situated executives at comparable public companies. In the case of individual executives who are deemed to be key contributors to our current and future performance, we believe that, as a public company, we should establish annual base salaries at a relative level that equals or exceeds the 75th percentile for similarly situated executives at comparable public companies. These general philosophies and relative target levels are subject to exceptions based on the judgment of our compensation committee in order to further reward and incentivize outstanding key contributors to our current and future performance, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases other than our chief executive officer’s own compensation).

For fiscal 2009, our compensation committee approved the following base salaries for our NEOs:

Name and Position	Base Salary ($)

Neal R. Verfuerth	460,000
President and Chief Executive Officer
Daniel J. Waibel	225,000
Chief Financial Officer & Treasurer
John H. Scribante	225,000
Senior Vice President of Business Development
Michael J. Potts	225,000
Executive Vice President
Patricia A. Verfuerth	175,000
Vice President of Operations

Our compensation committee based the fiscal 2009 salaries on the recommendations of our chief executive officer (other than with respect to his base salary), the benchmarking data provided by Towers Perrin, data relating to the industry peer group companies described above, and our compensation committee’s views of the relative contributions of the NEOs to our company’s current and future performance. Mr. Verfuerth’s base salary for fiscal 2009 was established at the 75th percentile of the benchmarking data for chief executive officers provided by Towers Perrin and is higher than the base salaries of our other NEOs due in part to our use of benchmarking data, which indicates that chief executive officers typically receive higher base salaries than other executive officers in their organizations, and in part to our compensation committee’s recognition of Mr. Verfuerth’s critical importance to our company and his key role in our past performance and our future performance. We established the fiscal 2009 base salaries of Mr. Potts and Ms. Verfuerth at approximately the median level for similarly-situated executives based on the benchmarking data provided by Towers Perrin. We set the base salaries of Messrs. Waibel and Scribante for fiscal 2009 at a level higher than the 75th percentile of the benchmarking data provided by Towers Perrin based on the recommendation of our chief executive officer and our compensation committee’s view that Messrs. Waibel and Scribante are key contributors to our company’s current and future performance. Since we believe that each of Messrs. Potts, Waibel and Scribante are equally important to our company, we set Mr. Waibel’s and Mr. Scribante’s respective base salaries at a level that is $5,000 and $90,000 above their applicable 75th percentile benchmark so that their base salaries would be equal to Mr. Potts’ fiscal 2009 base salary.

Short-Term Cash Bonus Incentive Compensation and Other Cash Bonus Compensation

We intend our annual cash bonus program to reward executives with annual cash bonuses based on a broad combination of factors, including our financial performance and the executive’s individual performance. Our compensation committee believes that an executive’s annual cash performance bonus potential should generally be established at a relative level that is equal to or exceeds the median level for similarly situated executives at comparable public companies. In the case of individual executives who are deemed to be key contributors to our company’s current and future performance, our compensation committee believes we should establish potential annual cash bonus amounts at a level that equals or exceeds the 75th percentile for similarly situated executives at comparable public companies. This general philosophy is subject to exceptions based on the judgment of our compensation committee in order to further reward and incentivize outstanding key contributors to our company’s current and future performance, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases other than our chief executive officer’s compensation).

For fiscal 2008, consistent with this philosophy, and based on the recommendations of Towers Perrin, our compensation committee approved an Executive Fiscal Year 2008 Annual Cash Incentive Program, which we refer to as our “Cash Incentive Program,” under our 2004 Stock and Incentive Awards Plan. Our compensation committee set payout ranges for our NEOs, expressed as a percentage of fiscal 2008 base salary, as follows:

Approximate Fiscal
2008 Bonus Range
(% of Fiscal 2008 Base
Name and Position	Salary)

Neal R. Verfuerth	75-125
President and Chief Executive Officer
Daniel J. Waibel	29-49
Chief Financial Officer & Treasurer
John H. Scribante	30-50
Senior Vice President of Business Development
Michael J. Potts	29-49
Executive Vice President
Patricia A. Verfuerth	23-38
Vice President of Operations

Our compensation committee established these bonus ranges, which are reflected in the Grants of Plan-Based Awards Table below, with reference to the benchmarking data described above. For Ms. Verfuerth and Mr. Potts, our compensation committee established bonus ranges at a level centered near the median of the target annual bonuses indicated by the benchmarking data. For Messrs. Verfuerth and Waibel, our compensation committee established ranges centered at the 75th percentile, and for Mr. Scribante at 60% above the 75th percentile, of base salary indicated by the benchmarking data, because our compensation committee (i) views Messrs. Verfuerth, Waibel and Scribante as key contributors to our company’s current and future performance and (ii) desired each of Messrs. Waibel and Scribante to be entitled to approximately the same bonus opportunity as Mr. Potts because of their equivalent relative importance to our company.

Our compensation committee determined the final bonus payout amounts payable to our NEOs under our Cash Incentive Program in its subjective judgment based on a range of fiscal 2008 financial performance guidelines and each NEO’s individual performance for fiscal 2008. The range of fiscal 2008 financial performance-based bonus guidelines under our Cash Incentive Program began if we achieved a minimum of 1 1/4 times our fiscal 2007 revenue and/or 3 1/4 times our fiscal 2007 operating income (disregarding the costs of certain bonuses granted in connection with our initial public offering and the conversion of our convertible notes), and correspondingly increased on a pro rata basis up to a maximum of 1 2/3 times those initial measures. We established this range of financial performance guidelines based on our financial performance during the first half of fiscal 2008 compared to the first half of fiscal 2007. For fiscal 2008, we achieved revenue of $80.7 million, which is approximately 1.7 times our fiscal 2007 revenue, and operating income (disregarding the costs of certain bonuses granted in connection with our initial public offering and the conversion of our convertible notes) of $8.3 million, which is approximately 4.2 times our fiscal 2007 operating income. We did not establish any individual performance goals for our NEOs for fiscal 2008, but, based on the subjective judgment of our compensation committee members and, with respect to all of our NEOs other than our chief executive officer, the recommendations of our chief executive officer, our compensation committee determined not to make any downward adjustments to the final bonus payout amounts that the committee had otherwise determined based on the individual performance of our NEOs.

Based on these considerations, our compensation committee determined in its subjective judgment to award final bonus payout amounts as follows:

		2008 Bonus Payout
		(Approximate % of
Name and Position	2008 Bonus Payout ($)	Fiscal 2008 Base Salary)

Neal R. Verfuerth	292,000	100
President and Chief Executive Officer
Daniel J. Waibel	65,000	39
Chief Financial Officer & Treasurer
John H. Scribante	60,000	40
Senior Vice President of Business Development
Michael J. Potts	65,000	39
Executive Vice President
Patricia A. Verfuerth	50,000	30
Vice President of Operations

In connection with our initial public offering, our compensation committee also established a cash bonus program that provided for certain cash payments in the event our initial public offering was completed. Under the program, our compensation committee awarded a cash bonus of $100,000 to Mr. Waibel and a cash bonus of $500,000 to Mr. Verfuerth upon the closing of our initial public offering. It also approved cash bonuses totaling $150,000 to key employees other than our NEOs payable upon the closing of our initial public offering. Our compensation committee also granted an additional award to Mr. Verfuerth consisting of a potential stock price performance cash bonus of $100,000 per each $1.00 that the price of a share of our common stock has increased over the initial public offering price in our initial public offering as of the first annual anniversary date of the closing of our initial public offering. Mr. Verfuerth’s stock price performance cash bonus is capped at $1.5 million. In establishing these bonus awards, our compensation committee focused in particular on similar types of bonus awards granted to certain executives of two companies in our industry peer group, EnerNOC, Inc. and Comverge, Inc., in connection with their recent initial public offerings. EnerNOC, Inc. granted its chief executive officer and chief operating officer stock grants that had an approximate fair market value of $1.4 million each at the time of its initial public offering and an approximate fair market value of $2.5 million each at the time our compensation committee was establishing the cash bonus awards for our executives. Comverge, Inc. granted its chief executive officer and chief financial officer initial public offering bonuses of $383,000 and $10,000, respectively. Based on this quantitative information, our compensation committee subjectively determined that the foregoing award levels were appropriate to reward the extraordinary efforts of Messrs. Verfuerth and Waibel on behalf of our company and our shareholders prior to and in connection with our initial public offering and, in Mr. Verfuerth’s case, to help mitigate the potential adverse tax consequences that may be realized by Mr. Verfuerth and Ms. Verfuerth in connection with their repayment of certain loans from our company. See “— Long-Term Equity Incentive Compensation” for a description of the circumstances of Mr. Verfuerth’s and Ms. Verfuerth’s repayment of the loans and the related potential adverse tax consequences. Our compensation committee granted the stock price performance award to Mr. Verfuerth based on the foregoing quantitative data and as a means of providing significant additional motivation for Mr. Verfuerth to increase our share price and market capitalization over the first year after the closing of our initial public offering. We determined the appropriate stock price thresholds and related bonus payment amounts with respect to Mr. Verfuerth’s stock price performance cash bonus subjectively and with the understanding that each $1.00 per share increase in our share price would approximate a $25 million increase in our company’s market capitalization after completion of our initial public offering. We decided to cap Mr. Verfuerth’s total potential stock price performance bonus at $1.5 million so that, when taken together with Mr. Verfuerth’s $500,000 cash bonus to be paid upon closing of our initial public offering, his total potential bonus amount would approximate the value of the initial public offering bonus award provided by EnerNOC, Inc. to its chief executive officer.

Long-Term Equity Incentive Compensation

We provide the opportunity for our NEOs to earn long-term equity incentive awards under our 2003 Stock Option Plan and our 2004 Stock and Incentive Awards Plan. Our employees, officers, directors and consultants are eligible to participate in these plans. We believe that long-term equity incentive awards enhance the alignment of the interests of our NEOs and the interests of our shareholders and provide our NEOs with incentives to remain in our employment.

We seek to base a significant portion of the total direct compensation payable to our executives on the creation of shareholder value in order to link executive pay to shareholder value, and also to reward executives for increasing shareholder value. Our compensation committee generally intends to establish our executives’ long-term incentive compensation potential at or above the median level for similarly situated executives at comparable companies. In the case of individual executives whom we deem to be key contributors to our current and future performance, we believe we should target long-term incentive compensation at a level that equals or exceeds the 75th percentile for similarly situated executives at comparable public companies. These general philosophies and relative target levels are subject to exceptions based on the judgment of our compensation committee in order to further reward and incentivize outstanding key contributors to our current and future performance, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases other than our chief executive officer’s own compensation). Our compensation committee also believes that this emphasis on long-term equity-based incentive compensation will facilitate executive retention and loyalty and will motivate our executives to achieve strong financial performance.

We did not award long-term equity incentives to our NEOs other than Mr. Verfuerth and Ms. Verfuerth (as described below) in fiscal 2008. Our compensation committee intends to award long-term equity incentives to our executives on an annual basis beginning in fiscal 2009, but has not yet taken final action with respect to such incentives. We have generally granted long-term equity incentive awards in the form of options to purchase shares of our common stock, which are initially subject to forfeiture if the executive’s employment terminates for any reason, and we anticipate continuing to do so. The options generally vest and become exercisable ratably over five years, contingent on the executive’s continued employment. In the past, we have granted both incentive stock options and non-qualified stock options to our NEOs. We use time-vesting stock options as our primary source of long-term equity incentive compensation to our NEOs because we believe that (i) stock options help to align the interests of our NEOs with the interests of our shareholders by linking their compensation with the increase in value of our common stock over time, (ii) stock options conserve our cash resources for use in growing our business and (iii) vesting requirements on stock options and the limited liquidity of our stock provide our NEOs with incentive to continue their employment with us which, in turn, provides us with greater stability. Our compensation committee has not yet taken final action with respect to long-term equity incentives for fiscal 2009.

Awards may be made more frequently than annually at the discretion of our compensation committee. In fiscal 2008, we made awards to Mr. Verfuerth and Ms. Verfuerth to avoid economically penalizing them upon their repayment of loans in connection with our initial public offering. In March 2007, Mr. Verfuerth and Ms. Verfuerth exercised previously granted non-qualified stock options for 1,000,000 and 750,000 shares of our common stock, respectively, and paid the exercise price of such options in the form of a promissory note in the principal amount of $812,500 and $565,625, respectively. Under Sarbanes-Oxley, a company may not have loans outstanding to its executive officers at the time it files its registration statement for an initial public offering with the SEC. As a result, in order to extinguish these outstanding loans to Mr. Verfuerth and Ms. Verfuerth prior to the filing with the SEC of our registration statement, effective on July 27, 2007, Mr. Verfuerth surrendered 180,958 shares of common stock to us in satisfaction of the $812,500 outstanding principal amount under his March 2007 promissory note. He paid the accrued interest on such note to us in cash on August 2, 2007. Similarly, effective on July 27, 2007, Ms. Verfuerth surrendered 125,974 shares of common stock to us in satisfaction of the $565,625 outstanding principal amount under her March 2007 promissory note. She paid the accrued interest on such note to us in cash on August 2, 2007.

We redeemed Mr. Verfuerth’s and Ms. Verfuerth’s shares using a fair market value of $4.49 per share, which is the same value as the per share conversion price of the convertible notes we issued on August 3, 2007. At the same time in order not to economically penalize Mr. Verfuerth and Ms. Verfuerth in connection with such share redemptions, our compensation committee granted Mr. Verfuerth and Ms. Verfuerth a non-qualified stock option to purchase 180,958 and 125,974 shares of our common stock, respectively. The options have an exercise price of $4.49 per share, a one-year vesting period and a four-year term. The options granted were designated as non-qualified stock options instead of incentive stock options in order to provide our company with a tax deduction for the difference between the fair market value of such shares on the date of option exercise and their exercise price. The one-year vesting period was determined to be important by our committee to enhance the retention benefits to our company of granting such options. The four-year exercise period is shorter than our more typical option exercise period because our compensation committee decided to carry over the then remaining exercise period that was applicable to the stock options that were exercised by Mr. Verfuerth and Ms. Verfuerth in March 2007. Our compensation committee determined that this method of satisfying Mr. Verfuerth’s and Ms. Verfuerth’s outstanding loans was fair to our company and its shareholders because it (i) allowed us to proceed with our initial public offering; (ii) was not dilutive to our shareholders; (iii) provided us with additional retention benefits; and (iv) provided approximately the same economic consequences to Mr. Verfuerth and Ms. Verfuerth as originally contemplated, although Mr. Verfuerth and Ms. Verfuerth may recognize certain originally unintended adverse tax consequences, and we may recognize certain originally unintended tax benefits, upon their ultimate exercise of the stock options granted.

We made the option grants to Mr. Verfuerth and Ms. Verfuerth in fiscal 2008 under our 2004 Stock and Incentive Awards Plan. As required by the 2004 Stock and Incentive Awards Plan, all options granted in fiscal 2008 had an exercise price equal to or higher than the fair market value of our common stock on the date of grant as determined at the time of grant by our compensation committee and our board of directors. An exercise price equal to or higher than the fair market value of our common stock on the date of grant is also required to prevent the options from being classified as “deferred compensation” subject to the election and payment timing requirements of Section 409A of the Code. The option grants to Mr. Verfuerth and Ms. Verfuerth in fiscal 2008 are reflected in the Grants of Plan-Based Awards table below.

Retirement and Other Benefits

Welfare and Retirement Benefits.  As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 3% of the first $5,000 of an employee’s contributions. Our NEOs participate in the broad-based welfare benefit plans and the 401(k) Plan on the same basis as our other employees. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits.  We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide Ms. Verfuerth and Messrs. Verfuerth, Waibel and Potts with a car allowance of $1,000 per month. Mr. Scribante participates in a program for our sales group under which we provide mileage reimbursement for business travel.

In connection with the formation of our company, we loaned Mr. Verfuerth $47,069 to purchase common stock. This loan bore interest at 1.46% and was payable upon demand. Mr. Verfuerth paid this loan and all accrued interest in cash on August 2, 2007. In addition, from time to time, we advanced Mr. Verfuerth and Ms. Verfuerth amounts net of payment of the guarantee fees described below. Mr. Verfuerth paid the balance outstanding, net of amounts that we forgave pursuant to his existing employment agreement, in cash on August 2, 2007.

Mr. Verfuerth’s former employment agreement entitled him to a guarantee fee of 1% of portions of our indebtedness that he personally guaranteed. We determined the amount of the guarantee fee as a result of an arm’s length negotiation with Mr. Verfuerth and based on our compensation committee’s and our management’s collective experience with third-party debt obligation guarantee fees in other contexts indicating that 1% was generally a reasonable approximation of a market rate for such fees. Historically, we used this arrangement to permit us to borrow money at lower interest rates. These guarantees were released prior to our initial public offering. In fiscal 2008, we paid Mr. Verfuerth $23,832 in related guarantee fees, as reflected in the Summary Compensation Table.

Mr. Verfuerth’s former employment agreement also entitled him to ownership of any intellectual property work product he created during the term of his agreement, but required him to disclose to us, and give us the option to acquire, all such work product. Under his former employment agreement, the price of such patented or patent pending work product was subject to negotiation, but could not exceed $1,500 per month per item of work product during the period in which we significantly used or relied upon the item. The former employment agreement entitled us to acquire all of Mr. Verfuerth’s intellectual property work product with respect to which he did not intend to file a patent for a single flat fee of $1,000. The agreement also required Mr. Verfuerth to communicate with us regarding any of his intellectual property work product that we acquired and to provide reasonable assistance to us in enforcing our rights in any such work product. We provided this arrangement to give Mr. Verfuerth an incentive to create potentially valuable intellectual property for use in our business, to compensate him for any such intellectual property he might create and to ensure that we would have the option to acquire any such intellectual property. In fiscal 2008, we paid Mr. Verfuerth $112,500 in intellectual property fees for intellectual property work product that we acquired, as reflected in the Summary Compensation Table.

Pursuant to his new employment agreement, which we entered into on April 14, 2008, we paid Mr. Verfuerth a lump sum of $950,000 in consideration of Mr. Verfuerth’s termination of the former agreement, including all of our obligations to pay Mr. Verfuerth the intellectual property fees, and to irrevocably transfer, convey and assign to us all of his prior, current and future intellectual property rights created by him during his term of employment with us. We based the amount of the lump sum payment on a valuation of Mr. Verfuerth’s intellectual property rights performed by an independent valuation firm that our compensation committee commissioned, and determined the final amount by negotiations between Mr. Verfuerth and our compensation committee. The lump sum payment was in the low end of the range of the value of the intellectual property fees estimated by the independent valuation firm. As a result of entering into the new employment agreement, we now have the full and exclusive right of ownership to all of Mr. Verfuerth’s prior, current and future intellectual property rights.

Severance and Change of Control Arrangements

Under our new employment agreements with our NEOs, we provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our company. Our NEOs will only receive the enhanced severance benefits following a change in control, however, if their employment terminates without cause or for good reason. We describe this type of arrangement as subject to a “double trigger.” Under the new employment agreements, all payments, including any double trigger payments, to be made to our NEOs in connection with a change of control under the employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under the employment agreement and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes.

Our 2003 Stock Option Plan and our 2004 Stock and Incentive Awards Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control.

We have selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreement to confidentiality, intellectual property rights waiver, non-solicitation and non-competition provisions. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Option Grants.  In fiscal 2008, in connection with our initial public offering, our compensation committee and board of directors adopted a policy on the timing of option grants, under which our compensation committee generally will make annual option grants beginning in fiscal 2009 effective as of the date two business days after our next quarterly (or year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant and price option awards shortly following our earnings releases so that options are priced at a point in time when the most important information about our company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant equity-based awards under our 2004 Stock and Incentive Awards Plan. Our chief executive officer may grant awards covering up to 250,000 shares of our common stock per year to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Under this delegation of authority, any options or stock appreciation rights granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our 2004 Stock and Incentive Awards Plan does not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines.  One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our shareholders. We believe that ensuring that executive officers are shareholders and have a significant financial interest in our company is an effective means to accomplish this objective. Our compensation committee has, therefore, adopted stock ownership guidelines for our executive officers. The guidelines require executive officers to hold shares of our common stock with a value equal to or in excess of a multiple of, for our current executive officers, the officer’s fiscal 2008 base salary and, for subsequently hired, promoted, elected or appointed newly serving officers, their base salary at the time of such hiring, promotion, election or appointment. In determining to adopt these stock ownership guidelines, and in determining the multiples set forth below, our compensation committee reviewed and discussed information provided by Towers Perrin regarding the prevalence of stock ownership guidelines, the various ways in which companies determine the parameters for those guidelines, and, for companies that use a multiple of salaries as the basis for their guidelines, the relevant multiples typically utilized. The relevant multiples utilized were the same as those adopted for our executive officers set forth below. The information provided by Towers Perrin was based on those companies with stock ownership guidelines included in Towers Perrin’s database of surveyed companies. Our compensation committee considered the information provided and the recommendations of Towers Perrin in this regard, which it subjectively believed to be reasonable, and determined the multiples for each position to be as follows:

Multiple of
Position	Base Salary

Chief Executive Officer	Five
Executive Vice President	Three
Chief Financial Officer	Three
General Counsel	Three
Vice President	One

We determined the number of shares the ownership guidelines require our current executive officers to hold based on the initial public offering price of our common stock and, for subsequently hired, promoted, elected or appointed newly serving executive officers, we will determine the number of shares based on the closing sale price of our common stock on the first trading day on or after their date of hiring, promotion, election or appointment, as the case may be. Executive officers are permitted to satisfy the ownership guidelines with shares of our common stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our executive officers who were executive officers at the time of our initial public offering have until December 24, 2012 (which is five years following the closing of our initial public offering) to satisfy their ownership guidelines, and newly serving executive officers who were hired, promoted, elected or appointed after the closing of our initial public offering are required to satisfy their ownership guidelines within five years after such hiring, promotion, election or appointment.

Tax Considerations.  In setting compensation for our NEOs, our compensation committee considers the deductibility of compensation under the Code. As a private company, we were able to deduct all compensation that we paid to our NEOs as long as it was reasonable. As a public company, we are subject to the provisions of Section 162(m) of the Code. Section 162(m) prohibits us from taking a tax deduction for compensation in excess of $1.0 million that is paid to our chief executive officer and our NEOs, excluding our chief financial officer, and that is not considered “performance-based” compensation under Section 162(m). However, certain transition rules of Section 162(m) permit us to treat as performance-based compensation that is not subject to the $1.0 million cap (i) the compensation resulting from the exercise of stock options that we granted prior to our initial public offering; (ii) the compensation payable under bonus arrangements that were in place prior to our initial public offering; and (iii) compensation resulting from the exercise of stock options and stock appreciation rights, or the vesting of restricted stock, that we may grant during the period that began after the closing of our initial public offering and generally ends on the date of our annual shareholders meeting that occurs in 2011. Our amended and restated 2004 Stock and Incentive Awards Plan provides for the grant of performance-based compensation under Section 162(m). Our compensation committee may, however, approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.

In past years, we granted incentive stock options to our NEOs under our equity-based plans. We have also granted non-qualified stock options under our equity-based plans. We intend for the incentive stock options that we grant to qualify under Section 422 of the Code, which would result in favorable tax treatment to the recipient of the option if the recipient complies with various restrictions and disposes of the stock acquired under the option in a so-called “qualifying” disposition. Our company does not receive an income tax deduction with respect to incentive stock options unless there is a disqualifying disposition of the stock acquired under the option. Our compensation committee believes that the favorable tax treatment of incentive stock options to the recipient is a valuable tool in our efforts to provide competitive compensation to attract and retain excellent employees for key positions and therefore, despite the potential loss of income tax deductions to our company, may continue to grant incentive stock options to our executives.

We maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold both regular income taxes and the 20% additional income tax. If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. Stock options with an exercise price lower than the fair market value of our common stock on the date of grant are not exempt from coverage under Code Section 409A. We believe that all of our stock option grants are exempt from coverage under Code Section 409A. Our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on this review and the discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2008.

Thomas A. Quadracci, Chair
Diana Propper de Callejon
Eckhart G. Grohmann

Summary Compensation Table for Fiscal 2008

The following table sets forth for our NEOs: (i) the dollar amount of base salary earned during fiscal 2008 and 2007; (ii) the dollar value of bonuses earned during fiscal 2008 and 2007; (iii) the dollar value of our SFAS 123(R) expense during fiscal 2008 and 2007 for all equity-based awards held by our NEOs; (iv) all other compensation for fiscal 2008 and 2007; and (v) the dollar value of total compensation for fiscal 2008 and 2007.

					Non-Equity
				Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)		($)

Neal R. Verfuerth	2008	290,700	500,000	252,355	292,000	186,867	(2)	1,521,923
President and Chief Executive Officer	2007	270,000	—	18,572	—	156,739		445,311
Daniel J. Waibel	2008	164,375	105,000	26,433	65,000	13,014	(4)	373,822
Chief Financial Officer & Treasurer(3)	2007	150,000	20,000	18,562	—	13,014		201,576
John H. Scribante	2008	150,000	5,000	74,926	60,000	2,802		292,729
Senior Vice President of Business Development	2007	149,375	50,000	53,291	—	15,764		268,430
Michael J. Potts	2008	164,375	5,000	19,825	65,000	15,053	(4)	269,253
Executive Vice President	2007	150,000	20,000	16,705	—	15,053		201,758
Patricia A. Verfuerth	2008	164,375	5,000	142,890	50,000	12,366	(5)	374,631
Vice President of Operations	2007	150,000	20,000	14,848	—	12,366		197,214

(1)	Represents the amount of expense recognized for financial accounting purposes pursuant to SFAS 123(R) for fiscal 2008 excluding, pursuant to SEC rules, the impact of estimated forfeitures related to service-based vesting conditions. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2008.

(2)	Includes (i) $23,832 in guarantee fees we paid to Mr. Verfuerth in exchange for his personal guarantee of certain of our outstanding indebtedness (see “Related Person Transactions”); (ii) $36,667 in forgiveness of outstanding indebtedness pursuant to Mr. Verfuerth’s existing employment agreement (see “Related Person Transactions”); (iii) $112,500 in intellectual property fees we paid to Mr. Verfuerth pursuant to his existing employment agreement; (iv) an automobile allowance of $12,000; and (v) $1,760 in life insurance premiums.

(3)	Effective July 15, 2008, Mr. Waibel became president of our asset management division and was replaced as chief financial officer and treasurer by Mr. Jensen.

(4)	Includes (i) an automobile allowance of $12,000; (ii) matching contributions under our 401(k) Plan; and (iii) life insurance premiums.

(5)	Includes (i) an automobile allowance of $12,000 and (ii) life insurance premiums.

Grants of Plan-Based Awards for Fiscal 2008

As described above in the Compensation Discussion and Analysis, under our 2004 Stock and Incentive Awards Plan and employment agreements with certain of our NEOs, we granted stock options and non-equity incentive awards (i.e., cash bonuses) to certain of our NEOs in fiscal 2008. The following table sets forth information regarding all such stock options and awards.

					All Other
					Option		Grant
					Awards:		Date
					Number of	Exercise	Fair
	Estimated Future Payouts Under Non-Equity Incentive				Securities	Price of	Value of
	Plan Awards(1)				Underlying	Option	Option
	Grant	Threshold	Target	Max	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(3)	($/Sh)	($)(4)

Neal R. Verfuerth	—	218,700	292,000	364,500	—	—	—
	—	N/A (2)	N/A (2)	1,500,000 (2)	—	—	—
	07/27/2007	—	—	—	180,958	4.49 (5)	292,170
Daniel J. Waibel	—	48,263	65,000	80,438	—	—	—
John H. Scribante	—	45,000	60,000	75,000	—	—	—
Michael J. Potts	—	48,263	65,000	80,438	—	—	—
Patricia A. Verfuerth	—	37,125	50,000	61,875	—	—	—
	07/27/2007	—	—	—	125,974	4.49 (5)	203,394

(1)	Amounts in the three columns below represent possible payments for the cash bonus incentive compensation awards that we granted with respect to the performance period of fiscal 2008. The amounts actually paid are reflected in the Summary Compensation Table in the year in which they are paid. See “Elements of Compensation — Short-Term cash Bonus Incentive Compensation” above for a discussion of these amounts.

(2)	Represents a contingent cash bonus granted to Mr. Verfuerth in connection with the closing of our initial public offering. The award provides for a cash bonus of $100,000 for each $1.00 that the price of a share of our common stock on December 24, 2008 (the first anniversary of the closing of our initial public offering) exceeds the $13.00 per share initial public offering price, up to a maximum payment of $1,500,000.

(3)	We granted the stock options listed in this column under our 2004 Stock and Incentive Awards Plan in fiscal 2008.

(4)	Represents the grant date fair value of the stock options computed in accordance with SFAS 123(R).

(5)	The exercise price per share was equal to the fair market value of a share of our common stock on the grant date, as determined by our compensation committee and board of directors.

Outstanding Equity Awards at Fiscal 2008 Year End

The following table sets out information on outstanding stock option awards held by our NEOs as of March 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards
	Number of	Number of
	Shares	Shares
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable(1)		Price ($)	Date

Neal R. Verfuerth	4,546	200,000	(1)	2.20	12/20/2016
	—	180,958	(2)	4.49	07/27/2011
Daniel J. Waibel	20,000	80,000	(3)	2.20	12/20/2016
John H. Scribante	40,000	60,000	(4)	2.50	06/02/2016
	50,000	75,000	(5)	2.25	07/31/2014
	8,000	8,000	(6)	2.25	03/24/2014
Michael J. Potts	15,000	60,000	(7)	2.20	12/20/2016
	250,000	—		0.938	10/01/2011
	340,318	—		0.688	06/01/2011
Patricia A. Verfuerth	—	40,000	(8)	2.20	12/20/2016
	50,000	—		0.938	10/01/2011
	7,665	—		0.688	10/01/2011
	—	125,974	(9)	4.49	07/27/2011

(1)	The option will vest with respect to 50,000 shares on December 20 of each of 2008, 2009, 2010 and 2011, contingent on Mr. Verfuerth’s continued employment through the applicable vesting date.

(2)	The option will vest on July 27, 2008, contingent on Mr. Verfuerth’s continued employment through that date.

(3)	The option will vest with respect to 20,000 shares on December 20 of each of 2008, 2009, 2010 and 2011, contingent on Mr. Waibel’s continued employment through the applicable vesting date.

(4)	The option will vest with respect to 20,000 shares on March 31 of each of 2009, 2010 and 2011, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(5)	The option will vest with respect to 50,000 shares on March 31, 2009, and with respect to 25,000 shares on March 31, 2010, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(6)	The option will vest on March 31, 2009, contingent on Mr. Scribante’s continued employment through that date.

(7)	The option will vest with respect to 15,000 shares on December 20 of each of 2008, 2009, 2010 and 2011, contingent on Mr. Potts’s continued employment through the applicable vesting date.

(8)	The option will vest with respect to 10,000 shares on December 20 of each of 2008, 2009, 2010 and 2011, contingent on Ms. Verfuerth’s continued employment through the applicable vesting date.

(9)	The option will vest on July 27, 2008, contingent on Ms. Verfuerth’s continued employment through that date.

Option Exercises and Stock Vested for Fiscal 2008

The following table sets forth information regarding the exercise of stock options that occurred during fiscal 2008 on an aggregated basis for each of our NEOs.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)(1)

Neal R. Verfuerth	45,454	755,445
Daniel J. Waibel	—	—
John H. Scribante	74,000	165,760
Michael J. Potts	—	—
Patricia A. Verfuerth	19,001	134,815

(1)	Represents the difference, if any, between the market price of a share of our common stock on the date of exercise of the shares purchased and the aggregate exercise price per share paid by the executive.

Payments Upon Termination or Change of Control

Arrangements No Longer in Effect

Under Mr. Verfuerth’s former employment agreement, in the event of a termination other than for cause, he would have been entitled to a severance payment equal to 150% of his then-current base salary, paid in a lump sum within 30 days of his termination of employment, and a pro rated bonus, paid in a lump sum within 90 days after the close of the otherwise applicable bonus period. If Mr. Verfuerth’s employment had terminated on the last day of fiscal 2008, other than for cause, his former employment agreement would have entitled him to a lump sum severance payment of $729,400.

Employment Agreements

Under their current employment agreements, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination, including certain enhanced protections under such circumstances occurring after a change in control of our company. If the executive’s employment is terminated without “cause” or for “good reason” prior to the end of the employment period, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. To receive these benefits, the executive must execute and deliver to us (and not revoke) a general release of claims.

“Cause” is defined in the new employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interests, business, or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations, or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with us.

“Good reason” is defined in the new employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform services; or (vi) a material breach by us of any provision of the employment agreement.

The severance multiples, employment and renewal terms and restrictive covenants under the new employment agreements, prior to any change of control occurring, are as follows:

		Employment	Renewal	Noncompete and
Executive	Severance	Term	Term	Confidentiality

Chief executive officer	2 × Salary + Avg. Bonus	2 Years	2 Years	Yes
Chief financial officer(1)	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes
General counsel	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes
Executive vice presidents	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes
Vice presidents	1/2 × Salary + Avg. Bonus	1 Year	1 Year	Yes

(1)	Effective July 15, 2008, Mr. Waibel became president of our asset management division and was replaced as chief financial officer and treasurer by Mr. Jensen. The terms of Mr. Waibel’s employment agreement, however, have not changed. We are not currently party to an employment agreement with Mr. Jensen, who is not an NEO for purposes of this proxy statement.

We set the severance multiples, employment and renewal terms and restrictive covenants under the new employment agreements based on advice from Towers Perrin that such multiples and terms are consistent with general public company practice and our subjective belief that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples and employment and renewal terms vary among our individual NEOs based on the advice of Towers Perrin that such multiples and terms are consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for Towers Perrin’s advice that such multiples and other terms are consistent with general public company practice.

Our NEOs’ employment agreements also provide enhanced benefits following a change of control of our company. Upon a change of control, the executive’s employment term is automatically extended for a specified period, which varies based upon the executive’s position, as shown in the chart below. Following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

The severance provisions remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount and the post change of control employment term increases, as is shown in the table below. The table also indicates the provisions in the employment agreements regarding triggering events and the treatment of payments under the agreements if the non-deductibility and excise tax provisions of Code Sections 280G and 4999 are triggered, as discussed below.

Post Change
of Control
		Employment		Excise Tax
Executive	Severance	Term	Trigger	Gross-Up	Valley

Chief executive officer	3 × Salary + Avg. Bonus	3 Years	Double	No	Yes
Chief financial officer(1)	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes
General counsel	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes
Executive vice presidents	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes
Vice presidents	1 × Salary + Avg. Bonus	1 Year	Double	No	Yes

(1)	Effective July 15, 2008, Mr. Waibel became president of our asset management division and was replaced as chief financial officer and treasurer by Mr. Jensen. The terms of Mr. Waibel’s employment agreement, however, have not changed. We are not currently party to an employment agreement with Mr. Jensen, who is not an NEO for purposes of this proxy statement.

We set the post change of control severance multiples and employment terms under our NEOs’ employment agreements based on our belief that these amounts and terms will provide appropriate levels of protection for our NEOs to enable them to focus their efforts on behalf of our company without undue concern for their employment following a change in control. In making this determination, our compensation committee considered information provided by Towers Perrin indicating that the proposed change of control severance multiples and employment terms were generally consistent with the practices of Towers Perrin’s surveyed companies.

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved, or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our company and could signal potential uncertainty regarding the job security of our NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding stock would constitute a significant change in ownership of our company because we anticipate having a diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our company during such times of uncertainty.

The employment agreements contain a “valley” excise tax provision to address Code Sections 280G and 4999 non-deductibility and excise taxes on “excess parachute payments.” Code Sections 280G and 4999 may affect the deductibility of, and impose additional excise taxes on, certain payments that are made upon or in connection with a change of control. The valley provision provides that all amounts payable under the employment agreement and any other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and personally paying the excise taxes. Under the employment agreements, we are not obligated to gross up executives for any excise taxes imposed on excess parachute payments under Code Section 280G or 4999.

The employment agreements (other than the new employment agreement of our chief executive officer) were in effect as of March 31, 2008, the last day of fiscal 2008. The payments and other benefits to which our chief executive officer would have been entitled if a triggering event had occurred on March 31, 2008 under his former employment agreement are summarized above under “— Arrangements No Longer in Effect.” The following table summarizes the estimated value of payments and other benefits to which our NEOs would have been entitled under the employment agreements upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2008; (ii) the employment agreements were then in effect; and (iii) in the case of a change of control, the vesting of all stock options held by our NEOs was accelerated, except to the extent of any cut-back under the “valley” excise tax provision (which is assumed to be allocated first to negate the accelerated vesting of stock options rather than to reduce any other benefits payable in connection with the change of control).

		Before Change in	After Change in
		Control Without	Control Without
		Cause or for Good	Cause or for
Name	Benefit	Reason ($)	Good Reason ($)

Neal R. Verfuerth	Severance	583,200	874,800
	Pro Rata Target Bonus	292,000	292,000
	Benefits	13,014	13,014

	Total	888,214	1,179,814
Daniel J. Waibel	Severance	171,667	343,333
	Pro Rata Target Bonus	65,000	65,000
	Benefits	21,582	21,582

	Total	258,249	429,915
John H. Scribante	Severance	83,333	166,667
	Pro Rata Target Bonus	60,000	60,000
	Benefits	—	—

	Total	143,333	226,667
Michael J. Potts	Severance	171,667	343,333
	Pro Rata Target Bonus	65,000	65,000
	Benefits	21,582	21,582

	Total	258,249	429,915

Total		1,548,045	2,266,311

Ms. Verfuerth currently does not, and did not on March 31, 2008, have in place an employment agreement entitling her to any severance payment, pro rata bonus or other benefit in the event of a termination of employment.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under both our existing 2003 Stock Option Plan and our 2004 Stock and Incentive Awards Plan, if there is a change of control, our compensation committee may, among other things, accelerate the exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. Our 2003 Stock Option Plan defines a change of control as the occurrence of any of the following:

•	With certain exceptions, any “person” (as such term is used in sections 13(d) and l4(d) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of our then outstanding securities.

•	Our shareholders approve (or, if shareholder approval is not required, our board approves) an agreement providing for (i) our merger or consolidation with another entity where our shareholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, securities of the surviving entity representing more than 50% of the voting power of the then outstanding securities of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, or (iii) our liquidation or dissolution.

•	Any person has commenced a tender offer or exchange offer for 30% or more of the voting power of our then outstanding shares.

•	Directors are elected such that a majority of the members of our board shall have been members of our board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

A change of control under our 2004 Stock and Incentive Awards Plan generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

If a change of control had occurred on March 31, 2008, and our compensation committee had cashed out all of the stock options then held by our NEOs, whether or not vested, for a payment equal to the product of (i) the number of shares underlying such options and (ii) the difference between the closing price per share of our common stock on such date and the exercise price per share of such options, our NEOs would have received approximately the following benefits:

		Weighted Average
	Number of Option	Exercise
	Shares Cashed Out	Price per Option
Name	(#)	Share ($)	Value Realized ($)

Neal R. Verfuerth	385,504	$3.28	$2,415,206
Daniel J. Waibel	100,000	2.20	734,000
John H. Scribante	241,000	2.35	1,731,890
Michael J. Potts	665,318	0.95	5,714,085
Patricia A. Verfuerth	233,639	3.16	1,427,777

DIRECTOR COMPENSATION

In connection with our initial public offering, our compensation committee retained Towers Perrin to provide it with recommendations regarding our compensation program for non-employee directors subsequent to our initial public offering. Based on Towers Perrin’s recommendations, our compensation committee recommended that our board of directors adopt, and our board of directors has adopted, the following new compensation program for our non-employee directors effective upon the closing of our initial public offering: (a) an annual retainer of $40,000, payable in cash or shares of our common stock at the election of the recipient; (b) an annual stock option grant, vesting ratably over three years, with a grant date fair value of $45,000; (c) an annual retainer of $15,000 for each of the independent chairman of our board of directors and the chairman of the audit and finance committee of our board of directors, payable in cash or shares of common stock at the election of the recipient; and (d) an annual retainer of $10,000 for each of the chairmen of the compensation committee and the nominating and corporate governance committee of our board of directors, payable in cash or shares of common stock at the election of the recipient. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

Also in connection with our initial public offering, based on the recommendation of Towers Perrin, our compensation committee recommended for approval by our board of directors, and our board of directors approved, stock ownership guidelines for our non-employee directors effective upon the closing of our initial public offering. The guidelines require non-employee directors to hold shares of our common stock with a value equal to or in excess of, for current non-employee directors, five times their fiscal 2008 retainer and, for subsequently elected directors, five times their retainer for the fiscal year of their election. We determined the number of shares the ownership guidelines require the current non-employee directors to hold based on the initial public offering price of our common stock and, for subsequently elected non-employee directors, we will determine the number of shares based on the closing sale price of our common stock on the first trading day on or after their election. Non-employee directors are able to satisfy the ownership guidelines with shares of our common stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards or through direct share purchases. Our currently serving non-employee directors have until December 24, 2012, which is five years from the closing of our initial public offering, to satisfy the ownership guidelines, and subsequently elected directors are required to satisfy the guidelines within five years after their election.

Director Compensation for Fiscal 2008

The following table summarizes the compensation of our non-employee directors for fiscal 2008. As employee directors, neither Mr. Verfuerth nor Mr. Potts received any compensation for their service as directors, and they are therefore omitted from the table. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

	Fees Earned		Option
	or Paid in		Awards	All Other
Name	Cash ($)		($)(1)(2)	Compensation ($)	Total ($)

Thomas A. Quadracci	29,250	(3)	10,294	—	39,544
James R. Kackley	22,750		54,401	—	77,151
Eckhart G. Grohmann	20,000	(4)	15,519	—	35,519
Patrick J. Trotter(5)	14,500		10,372	—	24,872
Diana Propper de Callejon	10,000		5,147	—	15,147

(1)	Represents the amount of expense recognized for financial accounting purposes pursuant to SFAS 123(R) for fiscal 2008 excluding, pursuant to SEC rules, the impact of estimated forfeitures related to service-based vesting conditions. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2008.

(2)	The aggregate number of option awards outstanding as of March 31, 2008 for each director was as follows: Mr. Kackley held options to purchase an aggregate of 108,000 shares of our common stock at a weighted average exercise price of $1.61 per share; Mr. Grohmann held options to purchase 20,000 shares of our common stock at weighted average exercise price of $2.62 per share; and Mr. Trotter held options to purchase 25,000 shares of our common stock at weighted average exercise price of $1.50 per share.

(3)	As permitted under our compensation program for non-employee directors, Mr. Quadracci elected to receive his retainer (pro rated for the timing of the adoption of the compensation program during fiscal 2008) of $16,250 in shares of our common stock. Mr. Quadracci received 1,249 shares as a result of this election.

(4)	As permitted under out compensation program for non-employee directors, Mr. Grohmann elected to receive his retainer (pro rated for the timing of the adoption of the compensation program during fiscal 2008) of $12,500 in shares of our common stock. Mr. Grohmann received 961 shares as a result of this election.

(5)	Mr. Trotter resigned from our board of directors effective May 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 25, 2008, by:

•	each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of July 25, 2008, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 1204 Pilgrim Road, Plymouth, WI 53073.

	Shares Beneficially Owned
	Number	Percentage of Outstanding

Directors and executive officers
Neal R. Verfuerth(1)	3,096,238	11.1%
Daniel J. Waibel(2)	920,000	3.3
Michael J. Potts(3)	724,621	2.6
John Scribante(4)	318,340	1.2
Patricia A. Verfuerth(5)	3,096,238	11.1
Thomas A. Quadracci(6)	69,273	*
Diana Propper de Callejon(7)	568,066	2.1
James R. Kackley(8)	312,000	1.1
Eckhart G. Grohmann(9)	1,287,684	4.7
Russell M. Flaum	0	*
All directors and executive officers as a group (12 individuals)(10)	7,642,222	26.5%
Principal shareholders
GE Energy Financial Services, Inc.(11)	1,781,737	6.5%

*	Indicates less than 1%.

(1)	Consists of (i) 1,957,861 shares of common stock; (ii) 769,234 shares of common stock held by Mr. Verfuerth’s wife, Patricia A. Verfuerth; (iii) 185,504 shares of common stock issuable upon the exercise of vested and exercisable options; and (iv) 183,639 shares of common stock issuable upon the exercise of vested and exercisable options held by Mr. Verfuerth’s wife, Patricia A. Verfuerth. The number does not reflect 200,000 shares of common stock subject to options held by Mr. Verfuerth that will not become exercisable within 60 days of July 25, 2008.

(2)	Consists of (i) 900,000 shares of common stock and (ii) 20,000 shares of common stock issuable upon the exercise of vested and exercisable options. The number does not include 80,000 shares of common stock subject to an option held by Mr. Waibel that will not become exercisable within 60 days of July 25, 2008.

(3)	Consists of (i) 135,970 shares of common stock and (ii) 588,651 shares of common stock issuable upon the exercise of vested and exercisable options. The number does not include 60,000 shares of common stock subject to options that will not become exercisable within 60 days of July 25, 2008.

(4)	Consists of (i) 176,525 shares of common stock held in the TMS Trust; (ii) 43,815 shares of common stock owned by Garden Villa on 3rd LLP; and (iii) 98,000 shares of common stock issuable upon the exercise of vested and exercisable options. The number does not include 143,000 shares of common stock subject to an option that will not become exercisable within 60 days of July 25, 2008.

(5)	Consists of (i) 769,234 shares of common stock; (ii) 1,957,861 shares of common stock held by Ms. Verfuerth’s husband, Neal R. Verfuerth; (iii) 183,639 shares of common stock issuable upon the exercise of vested and exercisable options; and (iv) 185,504 shares of common stock issuable upon the exercise of vested and exercisable options held by Ms. Verfuerth’s husband, Neal R. Verfuerth. The number does not reflect 40,000 shares of common stock subject to options held by Ms. Verfuerth that will not become exercisable within 60 days of July 25, 2008.

(6)	Consists of (i) 55,673 shares of common stock; (ii) 3,600 shares of common stock held by Mr. Quadracci’s wife; and (iii) 10,000 shares of common stock issuable upon the exercise of vested and exercisable options. The number does not include 14,851 shares of common stock subject to an option held by Mr. Quadracci that will not become exercisable within 60 days of July 25, 2008.

(7)	Consists of 5,000 shares of common stock issuable upon the exercise of vested and exercisable options and (ii) 563,066 shares of common stock owned by Clean Technology. Clean Technology is the name we use for

Clean Technology Fund II, LP. Diana Propper de Callejon, one of our directors, is one of the managing members of Expansion Capital Partners II — General Partner, LLC. Expansion Capital Partners II — General Partner, LLC is the general partner of Expansion Capital Partners II, LP, which is the general partner of Clean Technology. By virtue of her position, Ms. Propper de Callejon shares voting and dispositive power over the shares owned by Clean Technology. Ms. Propper de Callejon disclaims beneficial ownership of the shares held by Clean Technology except to the extent of her pecuniary interest therein. The number does not include 14,851 shares of common stock subject to an option held by Ms. Propper de Callejon that will not become exercisable within 60 days of July 25, 2008.

(8)	Consists of (i) 247,000 shares of common stock; (ii) 20,000 shares of common stock issuable upon the exercise of vested and exercisable options; and (iii) 45,000 shares of common stock beneficially owned by Mr. Kackley’s grandchildren. The number does not include 72,851 shares of common stock subject to options held by Mr. Kackley that will not become exercisable within 60 days of July 25, 2008.

(9)	Consists of (i) 2,684 shares of common stock; (ii) 1,270,000 shares of common stock held in the Eckhart Grohmann Revocable Trust; and (iii) 15,000 shares of common stock issuable upon the exercise of vested and exercisable options. The number does not include 19,851 shares of common stock subject to options held by Mr. Grohmann that will not become exercisable within 60 days of July 25, 2008.

(10)	Includes 1,300,794 shares of common stock issuable upon the exercise of vested and exercisable options. The number does not include 825,404 shares of common stock subject to options that will not become exercisable within 60 days of July 25, 2008.

(11)	The address of GE Energy Financial Services, Inc., which we refer to as “GEEFS,” is 120 Long Ridge Road, Stamford, Connecticut 06927. Other than share ownership percentage information, the information set forth is as of December 31, 2007, as reported by GEEFS in its Schedule 13G filed with us and the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than ten percent of our common stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5) of our common stock with the SEC. The SEC requires executive officers, directors and greater than ten percent shareholders to furnish us with copies of all these forms filed with the SEC.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers and directors complied with their reporting obligations during fiscal 2008.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. In June 2007, our board of directors adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our common stock or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the Nasdaq Global Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in our fiscal year 2008. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

Clean Technology Fund II, LP and Diana Propper de Callejon

On August 3, 2007, we issued a $2.5 million convertible note to Clean Technology Fund II, LP (which we refer to as “Clean Technology”) as part of a $10.6 million convertible note placement. All material economic terms and conditions of the convertible note issued to Clean Technology are the same as those negotiated with and provided to an unaffiliated purchaser of similar convertible notes, and Ms. Propper de Callejon did not participate in such negotiations. The convertible note issued to Clean Technology converted automatically into 556,793 shares of our common stock effective upon the closing of our initial public offering on December 24, 2007.

Ms. Propper de Callejon is the managing member of Expansion Capital Partners II — General Partner, LLC, the general partner of Expansion Capital Partners II, LP, the general partner of Clean Technology. Ms. Propper de Callejon is one of our directors and a member of our compensation committee, although she will not be standing for re-election at the annual meeting. Ms. Propper de Callejon was recused from all of our board of director decisions regarding this transaction.

GEEFS

On August 3, 2007, we issued an $8.0 million convertible note to GEEFS, which is an indirect affiliate of GE Energy Financial Services, Inc. and General Electric Co., as part of a $10.6 million convertible note placement. This convertible note converted automatically into 1,781,738 shares of our common stock effective upon the closing of our initial public offering on December 24, 2007. Neither GEEFS nor any other affiliates of General Electric Co. owned any interest in our company prior to the issuance of the convertible note.

During fiscal 2008, we recognized an aggregate of $0.6 million in revenue for products and services we sold to certain operating affiliates of General Electric Co. In addition, during fiscal 2008, we purchased an aggregate of $14.8 million of component parts from a different operating affiliate of General Electric Co. GEEFS and the indirect affiliate of GEEFS that was issued the convertible note are principally financial investment affiliates of General Electric Co. Neither GEEFS nor the indirect affiliate of GEEFS that was issued the convertible note were involved in negotiating the terms or conditions of our ongoing business relationships with the operating affiliates of General Electronic Co. with which we conduct business. Similarly, such operating affiliates of General Electric Co. were not involved in negotiating the terms and conditions of the convertible note. We do not believe that the investment in us represented by the convertible note issued to the indirect affiliate of GEEFS resulted in any change or modification to the terms and conditions of our purchases from, or sales to, any operating affiliate of General Electric Co.

Richard J. Olsen

Richard J. Olsen is our vice president of technical services, a former director and one of our principal shareholders. We paid Mr. Olsen approximately $190,000 in cash and equity compensation for his service as our vice president of technical services in fiscal 2008. We also lease, on a month-to-month basis, an aircraft owned by an entity controlled by Mr. Olsen. In fiscal 2008, we paid that entity $39,000 for use of the aircraft. In addition, during our fiscal 2007, we held a note receivable due from Mr. Olsen in the principal amount of $375,000, bearing interest at 7.65% per annum. Mr. Olsen paid $11,000 in interest on this note in fiscal 2008, and fully repaid the note on August 2, 2007 (during our fiscal 2008).

Thomas A. Quadracci

During fiscal 2008, we received an aggregate of $136,000 for products and services we sold to Quad/Graphics, Inc. Thomas A. Quadracci, our chairman of the board, was the executive chairman of Quad/Graphics, Inc. until January 1, 2007 and is a shareholder of Quad/Graphics, Inc.

Patrick J. Trotter

During fiscal 2006, we received a promissory note from Patrick J. Trotter, one of our former directors who resigned effective May 31, 2008, in the principal amount of $375,000 to purchase 400,000 shares of common stock through his exercise of vested stock options. The note bore interest at 4.23% per annum, which was then the applicable federal rate. During fiscal 2008, Mr. Trotter paid $10,000 in interest on this note. The principal and all accrued interest on the note were fully repaid in cash on August 2, 2007.

Neal and Patricia Verfuerth

We provided certain non-interest bearing advances to Neal R. Verfuerth, our president and chief executive officer, and/or Patricia Verfuerth, our vice president of operations, during fiscal 2005, 2006 and 2007. The largest aggregate amount of principal advances outstanding at the end of any month during fiscal 2005, 2006 and 2007 was $124,640, $159,912 and $167,690, respectively. During fiscal 2005, 2006 and 2007, Mr. Verfuerth paid $46,500, $74,604 and $125,880 in principal on these advances, respectively. All such advances have been fully repaid as of August 2, 2007.

We also held an unsecured note receivable due from Mr. Verfuerth in fiscal 2005, 2006 and 2007 bearing interest at 1.46% per annum. The largest aggregate amount of principal outstanding on this note during fiscal 2005, 2006 and 2007, including accrued interest, was $63,344, $65,849 and $66,780, respectively. Mr. Verfuerth paid $39,000 in interest on this note in fiscal 2008, and fully repaid the note on August 2, 2007. During fiscal 2007, we also held a note receivable due from Mr. Verfuerth in the aggregate principal amount of $812,500 and a note receivable due from Ms. Verfuerth in the aggregate principal amount of $565,625, each bearing interest at 7.65% per annum. These notes were fully repaid as described under “Executive Compensation — Compensation Discussion and Analysis — Long-Term Equity Compensation.” These notes were recorded as shareholder notes receivable in our consolidated financial statements.

As part of our former employment agreement with Mr. Verfuerth, we paid guarantee fees to Mr. Verfuerth of $23,832 in fiscal 2008 as consideration for guaranteeing certain of our notes payable and accounts payable, as described below. These fees were based on a percentage applied to the monthly outstanding balances or revolving credit commitments. These guarantees related to the following debt arrangements:

•	In December 2004, we refinanced a mortgage loan agreement with a local bank to provide a $1.1 million note, as amended, for the purpose of acquiring our manufacturing facility. The note expires in September 2014 and bears interest a prime plus 2.0% per annum. The note is secured by a first mortgage on our manufacturing facility and was previously secured by a personal guarantee of Mr. Verfuerth, which was released effective August 15, 2007. As of June 30, 2008, the remaining note balance was $1.0 million.

•	In December 2004, we entered into a debenture payable issued by a certified development company to provide $1.0 million for the purpose of acquiring our manufacturing and warehousing facility. The instrument expires in December 2024 and carries an effective interest rate, including service fees, of 6.18% per annum. The note is guaranteed by the United States Small Business Administration 504 program and is secured by a second mortgage position on our manufacturing facility. Mr. Verfuerth previously personally guaranteed the note, which guarantee was released effective August 2, 2007. As of June 30, 2008, the remaining note balance was $0.9 million.

•	In March 2005, we entered into a loan and security agreement with the State of Wisconsin to provide a $0.5 million federal block grant loan to be used for the purchase of manufacturing equipment. The loan expires in October 2012 and bears interest at a rate of 2.0% per annum. The loan is secured by a purchase money security interest and was previously secured by a personal guarantee of Mr. Verfuerth, which was released effective June 25, 2007. As of June 30, 2008, the remaining loan balance was $0.3 million.

•	In September 2005, we entered into an agreement with the Industrial Development Corporation of the City of Manitowoc to provide a $0.5 million loan for the purpose of acquiring manufacturing equipment for our manufacturing facility. The loan expires in October 2011 and bears interest a fixed rate of 2.925% per annum. The loan is secured by a purchase money security interest and was also previously secured by a personal guarantee of Mr. Verfuerth, which was released effective July 5, 2007. As of June 30, 2008, the remaining loan balance was $0.3 million.

•	In March 2004, we received a secured note from a local bank to provide a $3.3 million loan for working capital purposes. We pay principal and interest payments of $24,755 per month on the note, which are payable through the expiration of the note in February 2014. The note bears interest at a fixed rate of 6.9% per annum. The note is 75% guaranteed by the United States Department of Agriculture Rural Development Association and was also previously guaranteed by a personal guarantee of Mr. Verfuerth, which was released effective August 15, 2007. As of June 30, 2008, the remaining note balance was $1.4 million.

In May 2004, we entered into an agreement with Mr. Verfuerth and Ms. Verfuerth to indemnify them for all liabilities and expenses they may incur in connection with their guarantees of our indebtedness, and to pay them a fee in consideration of these guarantees. To secure our obligations to Mr. Verfuerth and Ms. Verfuerth under this agreement, in July 2006, we granted them a security interest in all of our assets and in our real estate located in Plymouth, Wisconsin. This security interest was junior to the security interests held by our other lenders. The indemnification agreement and the security agreements were terminated in August 2007, after the termination of the Verfuerths’ guarantees of our indebtedness.

In fiscal 2008, we forgave $33,667 of indebtedness owed to us by Mr. Verfuerth as part of his former employment agreement. This loan was fully repaid effective August 2, 2007.

In fiscal 2008, Josh Kurtz and Zach Kurtz, two of our national account managers, each received $125,000 of compensation from us in their capacities as employees. Messrs. Kurtz and Kurtz are the sons of Patricia A. Verfuerth and Neal R. Verfuerth.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, represent the following:

1. As required by our charter, we reviewed the company’s financial statements for the fiscal year 2008 and met with management, as well as representatives of Grant Thornton, LLP, the company’s independent registered public accounting firm (which we refer to as “GT”), to discuss the financial statements.

2. We also discussed with members of GT the matters required to be discussed by the Statement on Auditing Standards 61, Communications with Audit Committees.

3. In addition, we received written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with members of GT their independence from management and the company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal year 2008 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2008.

Respectfully submitted by the audit and finance committee:

James R. Kackley, Chair
Eckhart G. Grohmann
Thomas A. Quadracci

INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton, LLP (which we refer to as “GT”) was our independent registered public accounting firm and has audited our consolidated balance sheets as of March 31, 2008 and March 31, 2007, and the consolidated statements of operations, shareholders’ equity, income (loss) and cash flows for each of years in the three year period ended March 31, 2008, as stated in their report appearing in our Annual Report on Form 10-K. Our audit and finance committee has selected GT to be our independent registered public accounting firm for the fiscal year 2009. In doing so, the committee considered the results from its review of GT’s independence, including (a) all relationships between GT and our company and any disclosed relationships or services that may impact their objectivity and independence, (b) GT’s performance and qualification as an independent registered public accounting firm and (c) the fact that the GT engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Representatives of GT will be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed for professional services rendered for the audit of our annual financial statements for fiscal 2008 and fiscal 2007 and fees billed for other services rendered during fiscal 2008 and fiscal 2007 by GT:

	Fiscal 2008	Fiscal 2007

Audit fees(1)	$225,139	$820,306
Audit-related fees(2)	13,330	—
Tax fees(3)	121,988	66,864
All other fees(4)	—	11,035
Total fees	$360,457	$898,205

(1)	Represents the aggregate fees billed for the audit of our financial statements ($147,507 in 2008 and $95,950 in 2007), services provided in connection with our initial public offering ($680,575 in 2007), and services in connection with the statutory and regulatory filings or engagements for this fiscal year, including services related to the review of financial statements on a quarterly basis prior to our becoming a public company ($77,632 in 2008 and $43,781 in 2007).

(2)	Represents the aggregate fees billed for audit of our benefit plans.

(3)	Represents the aggregate fees billed for tax compliance. These services also include $28,000 for a change in ownership study completed in 2008.

(4)	Represents the aggregate fees billed for other permitted advisory services.

The audit and finance committee has considered whether the provision of these services not related to the audit of the financial statements acknowledged above was compatible with maintaining the independence of GT and is of the opinion that the provision of these services were compatible with maintaining GT’s independence.

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of our company’s Annual Report on Form 10-K for the year ended March 31, 2008. Requests should be made to our Secretary at our principal executive offices located at 1204 Pilgrim Road, Plymouth, Wisconsin 53073; telephone number (920) 892-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s Proxy Statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at the 2009 annual meeting of shareholders must be received at our offices located at 1204 Pilgrim Road, Plymouth, Wisconsin 53073, by April 8, 2009, for inclusion in the proxy statement for our 2009 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at the 2009 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our Secretary on or before December 31, 2009, unless our 2009 annual meeting is on or after May 1, 2009, in which case notice must be received not later than the close of business on the day which is determined by adding to December 31, 2008 the number of days starting with May 1, 2009 and ending on the date of the 2009 annual meeting. By way of example, if our 2009 annual meeting takes place on September 10, 2009, then such notice to be timely must be received not later than the close of business on May 13, 2009.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2009 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2009 annual meeting, then the persons named in proxies solicited by our board of directors for the 2009 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our Secretary at Orion Energy Systems, Inc., 1204 Pilgrim Road, Plymouth, Wisconsin 53073. Our Secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 1204 Pilgrim Road, Plymouth, Wisconsin 53073, Attn: Chairman of the Board.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any Proxy Statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written request, we will promptly deliver a separate copy of any annual report or Proxy Statement to a shareholder at a shared address.

If you wish to receive separate copies of each Proxy Statement and annual report please notify us by writing or calling our Secretary at 1204 Pilgrim Road, Plymouth, Wisconsin 53073, telephone number (920) 892-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple Proxy Statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our Secretary.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

ORION ENERGY SYSTEMS, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, September 10, 2008
2:00 p.m. (Local Time)
Orion Manitowoc Facilities
2001 Mirro Drive
Manitowoc, Wisconsin 54220

ORION ENERGY SYSTEMS, INC.
1204 Pilgrim Road
Plymouth, Wisconsin 53073	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 10, 2008.
The undersigned hereby appoints Neal R. Verfuerth and Scott Jensen, and each of them, proxies with full power of substitution to vote all shares of Common Stock of Orion Energy Systems, Inc. of record in the name of the undersigned at the close of business on July 25, 2008, at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on September 10, 2008, or at any adjournment or postponement thereof.
I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2008 Annual Meeting of Shareholders.
See reverse for voting instructions.

BACK
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Orion Energy Systems, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
-Please detach here-
The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of Directors:	01	Thomas A. Quadracci	☐	Vote FOR	☐	Vote WITHHELD
		02	Michael J. Potts		all nominees		from all nominees
		03	Russell M. Flaum		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE THREE DIRECTOR NOMINEES INDICATED ABOVE. IT WILL ALSO BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.